Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-196125, No. 333-58320, No. 333-151746) of Flowers Foods, Inc. of our report dated June 15, 2016 relating to the financial statements and supplemental schedule of Flowers Foods, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Atlanta, GA

June 15, 2016